Exhibit 5.1

[JONES DAY LETTERHEAD]

January 28, 2005

Quicksilver Resources Inc.

777 West Rosedale Street, Suite 300

Fort Worth, Texas 76104

Re: $150,000,000 1.875% Convertible Subordinated Debentures due 2024

Ladies and Gentlemen:

We are acting as counsel for Quicksilver Resources Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) with respect to the registration for resale under the Securities Act of 1933 (the “Act”), of $150,000,000 aggregate principal amount of the Company’s 1.875% Convertible Subordinated Debentures due 2024 (the “Debentures”) and the shares of Common Stock, par value $0.01 per share (the “Shares”), issuable upon conversion of the Debentures. The Debentures were issued pursuant to an Indenture (the “Indenture”), dated November 1, 2004, between the Company and JPMorgan Chase Bank, as trustee (the “Trustee”).

In rendering this opinion, we have examined such documents and records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

(1)	The Debentures are valid and binding obligations of the Company; and

(2)	When issued upon conversion of the Debentures, the Shares will be validly issued, fully paid and non-assessable.

In rendering this opinion, we have (i) assumed that the Indenture is a valid and binding obligation of the Trustee and (ii) relied as to certain factual matters upon statements or certificates of representatives of the Company and statements or certificates of public officials, without independently checking or verifying the accuracy of such statements or certificates.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware, in each case as currently in effect. We express no opinion with respect to the laws of any other jurisdiction.

Quicksilver Resources Inc.

January 28, 2005

Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

All of the opinions expressed herein are rendered as of the date hereof. We assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect the registration of the Debentures and the Shares under the Act and to the reference to us under the caption “Certain Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day